Exhibit 99.1

News Release AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482
Contact:   Michael N. Kilpatric
   610-727-7118
   mkilpatric@amerisourcebergen.com
AMERISOURCEBERGEN PRICES $400 MILLION 4.875% SENIOR NOTES DUE 2019
     CHESTERBROOK, Pa. November 16, 2009 —AmerisourceBergen Corporation (NYSE: ABC) today announced that it priced $400 million aggregate principal amount of its 4.875% Senior Notes due November 15, 2019 in an underwritten registered public offering. The offering is being made pursuant to an effective shelf registration statement AmerisourceBergen filed with the Securities and Exchange Commission (SEC) on September 30, 2009, as amended on November 4, 2009. The offering is expected to close on November 19, 2009, subject to customary closing conditions.
     AmerisourceBergen intends to use approximately $221.9 million of the net proceeds from this offering to repay substantially all the amounts outstanding under its multi-currency revolving credit facility. The remainder of the proceeds will be used for general corporate purposes.
     The joint book-running managers for the offering are Banc of America Securities LLC and J.P. Morgan Securities Inc.  Earlier today, AmerisourceBergen filed a preliminary prospectus supplement and an accompanying prospectus with the SEC in connection with the offering of the senior notes.  Copies of these materials can be made available by contacting Banc of America Securities LLC at 100 West 33rd Street, New York, New York, 10001, Attention: Prospectus Department, or by telephone at (800) 294-1322 or J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York, 10017, Attention: Syndicate Desk, or by telephone at (212) 834-4533.  Electronic copies of the preliminary prospectus supplement and accompanying prospectus are also available on the SEC’s Web site at www.sec.gov.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
Information set forth in this release contains forward-looking statements which involve a number of risks and uncertainties. AmerisourceBergen cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially and adversely from those contained in or implied by the forward-looking information. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing and consummation of the senior note offering, the intended use of the net proceeds from the senior note offering and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: AmerisourceBergen’s ability to satisfy the conditions for consummation of the offering, risks relating to the underwriters’ compliance with their obligation to purchase the senior notes, market conditions and those risks discussed under the heading “Risk Factors” in AmerisourceBergen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and its Quarterly Report on Form 10-Q for the period ended June 30, 2009, each of which are on file with the SEC and may be accessed on the SEC’s Web site at www.sec.gov. The forward-looking statements contained in this release are based on management’s current views and assumptions regarding future events and

News Release
speak only as of the date hereof. Readers are cautioned not to place undue reliance on any such forward looking statements. AmerisourceBergen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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